Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-157642 Dated January 23, 2012 Final Terms for Issuance
Issuer:	Toyota Motor Credit Corporation

Security:	Floating Rate Medium Term Notes, Series B

Issuer Senior Long-Term	Aa3 (negative outlook) / AA- (negative outlook)
Debt Ratings:

Cusip:	89233P5Y8

Pricing Date:	January 20, 2012

Settlement Date:	January 25, 2012

Maturity Date:	February 1, 2013

Principal Amount:	$20,000,000 (may be increased prior to the Settlement Date)

Re-offer Price:	100.00%

Gross Underwriting Spread:	0.03%

All-in Price to Issuer:	99.97%

Net Proceeds to Issuer:	$19,994,000

Floating Rate Index:	3 Month LIBOR

Floating Rate Spread:	+20 basis points

Index Source:	LIBOR Reuters

Interest Payment Frequency:	Quarterly

Initial Interest Payment Date:	May 1, 2012

Initial Interest Rate:	An interpolated LIBOR (as described below) determined on January 23, 2012 plus 20 basis points, accruing from January 25, 2012 (long first coupon interpolated between 3 month and 4 month LIBOR)

Interest Payment Dates:	On the 1st of each May, August, November and on the Maturity Date

Interest Reset Dates:
The same dates as each Interest Payment Date.  For the avoidance of doubt, newly reset interest rates shall apply beginning on and including the Interest Reset Date, to but excluding the next Interest Payment Date

Interest Determination Date:	Second London Banking Day preceding each Interest Reset Date

Day Count Convention:	Actual/360

Business Day Convention:	Modified Following, adjusted

Business Days:	New York and London

Governing Law:	New York

Calculation Agent:	Deutsche Bank Trust Company Americas

Minimum Denominations:	$1,000 and $1,000 increments thereafter

Agent:	Loop Capital Markets LLC

DTC Number:	#443
Capitalized terms used herein but not otherwise defined shall have the  meanings assigned to them in the prospectus dated March 2, 2009 and prospectus supplement thereto dated March 10, 2009 relating to these notes.

The issuer has filed a registration statement (including a prospectus)  with the U.S. Securities and Exchange Commission (SEC) for the  offering to which this communication relates.  Before you invest, you  should read the prospectus in that registration statement and other  documents the issuer has filed with the SEC for more complete information  about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the web at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling  toll-free 1-888-294-8898.

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